Exhibit 99.1

Polar Power Reports Second Quarter 2019 Financial Results

Management to Host Conference Call Today at 4:30 p.m. EDT

GARDENA, CA – August 12, 2019 – Polar Power, Inc. (NASDAQ: POLA), a global provider of prime, backup and solar hybrid DC power solutions, today reported its financial results for the second quarter and six months ended June 30, 2019.

Key 2Q 2019 Results and Highlights:

Financial Results for the Three and Six Months Ended June 30, 2019

•	Net sales for Q2 2019 were $9.2 million, a 59% increase compared to $5.8 million in the same period last year. Net sales for the six months ended June 30, 2019 were $17.0 million, a 59% increase, as compared to $10.7 million in the same period last year.

•	Backlog as of the end of Q2 2019 was $7.6 million, compared to $5.8 million at end of Q2 2018. The increase in sales backlog was primarily attributable to the increased sales of DC power systems to Tier-1 telecom customers.

•	Gross profit during the Q2 2019 increased by $0.9 million, or 44%, to $3.0 million, as compared to $2.1 million in the same period in 2018. Gross margins during Q2 2019 decreased to 32.1%, as compared to 35.5% during Q2 2018 as a result of sales discounts for higher volume sales received from Tier-1 telecom customers. Gross profit during the six months ended June 30, 2019, increased $1.8 million to $5.3 million, as compared to $3.5 million for the same period in 2018. The gross margin during the six months ended June 30, 2019 was 31.5%, as compared to 33.2% during the same period in 2018.

•	Operating expenses were $2.4 million during Q2 2019, as compared to $1.8 million for Q2 2018. Operating expenses for the six months ended June 30, 2019 were $4.7 million, as compared to $3.5 million for the same period in 2018. The year-over-year increase in operating expenses is attributable to an increase in sales support activities, added management to support our production ramp-up, and the addition of office rent related to our new facility. These initiatives are in part of our ongoing strategy to increase our production capacity and diversify our customer base.

•	Net income for Q2 2019 totaled $0.6 million, or $0.06 per basic and diluted share, compared to a net income of $0.2 million, or $0.02 per basic and diluted share in Q2 2018. Net income for the six months ended June 30, 2019 totaled $0.6 million, or $0.06 per basic and diluted share, compared to a net loss of $0.1 million, or $(0.01) per basic and diluted share during the same period in 2018. The increase in net income is attributed to higher shipment and improved production efficiency during second quarter when compared to same period last year.

•	Cash at June 30, 2019 totaled $5.4 million, as compared to $5.6 million at December 31, 2018. During the six months ended June 30, 2019, we funded our operations primarily from cash on hand and borrowings under our Supplier Agreement with Citibank. These funds were also used to make capital expenditures and to increase inventory to support a higher level of production. As of June 30, 2019, we had working capital of $21.0 million, which had a slight increase of $217K from our total at December 31, 2018.

Management Commentary

“During the first half of 2019, we are only just starting to see the positive impact of our investments in production equipment and inventory. Additional plant capacity has positively impacted our revenue and production efficiency, while simultaneously lowering our backlog and enabling us to achieve our targeted lead times. We believe, our investments in plant automation and capacity will give us additional flexibility to optimize production schedules to achieve even higher labor efficiencies and margins,” commented Arthur Sams, the CEO of Polar Power.

Mr. Sams continued, “In the remainder of 2019 we plan to roll out new products designed to increase our market share with domestic Tier-1 and Tier-2 customers as well as in the with overseas telecom markets as we build and automate our production facilities.

The transition of telecom to 5G and “Edge Computing at the cell tower” requires an increase in power and reliability. There is also a desire among our telecom customers of not increasing the use of land space at cell sites in this transition to prevent increases in rent and permitting costs. During 2019, we began demonstrating higher-power DC generators to our Tier-1 customers without a change in weight or footprint of the generators. AC generators can be up to twice the size and weight of our DC generators, which are based on permanent magnet technology. We believe that as the need for more power grows, the size and weight difference between AC generators and our DC generators will become another tipping point in favor of our DC generators.

Along with the need for increased power and reliability, more compact and lower maintenance types of storage solutions are required. We will be introducing significant upgrades to our lithium-ion storage systems. We have upgraded our battery management electronics and software along with adding environmental controls for cell temperatures and the ability to manage multiple battery modules in parallel configurations along with improved cell protection from overcharge and discharge. Lithium-ion batteries are approximately 1/4 the space and weight of lead acid-based chemistries.

In 2012, we introduced DC power backup systems that integrated our DC generators with supercapacitors to eliminate the need for a backup battery. The energy stored in the supercapacitors supplies power for the short-term grid disruptions and the energy supplied in the fuel of the DC generator provides the power needed for the extended power outages. The supercapacitors also provided uninterrupted power to the load while the DC generator starts up and take over the electrical load. This solution is very compact, reliable, and low maintenance. During the last three years, due to higher usage of supercapacitors in electric vehicles and energy storage applications, there has been a significant reduction in the cost of supercapacitors. This cost reduction, together with market acceptance of supercapacitors as reliable energy storage devices, has reinvigorated interest by telecom companies in our compact DC power backup solution introduced seven years ago.

Our increasing product and service offerings are improving our competitiveness within our market space. And this is helping to diversify our customer base along with building revenues.

We believe our business from domestic Tier-1 telecom customers, which are still in the early stages of a multiyear expansion cycle, is driven primarily by need for network reliability. The telecom industry’s capital investment to upgrade existing telecom sites with backup power systems is competing with the capital needs for expansion of 5G and “cell site Edge” networks. We believe these rollouts will exponentially expand the use of data and video streaming services including IoT uses, autonomous vehicles, industrial internet, etc., thereby requiring robust backup systems that eliminate the smallest data disruptions. We believe our higher capacity backup systems, which are more dense in terms of storage and power, satisfy the need for next generation cell sites.

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Furthermore, increased production capacity along with a stronger sales force allows us to pursue small to medium size “Last Mile” telecom providers that address off-grid and rural applications.

Overall, in 2019 we are pleased with the progress we have made in: fending off tariffs, supply chain disruptions, increasing production capacity and bending the gross margin curve through improvements in production efficiency and controlling manufacturing overhead costs. We believe our products and technologies have significant opportunities in the military, marine, EV-charging and renewable energy markets and we are just at the beginning of becoming a diversified global company.”

Conference Call Details

Polar Power CEO Arthur Sams, COO Rajesh Masina and CFO Luis Zavala will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Monday August 12, 2019
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-888-394-8218
International dial-in number:	1-323-794-2588
Conference ID:	8102366

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Integra Investor Relations at 415-233-7094.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=135690 and via the investor relations section of the Company’s website at www.polarpower.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 19, 2019.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	8102366

About Polar Power, Inc.

Gardena, California-based Polar Power, Inc. (NASDAQ: POLA), designs, manufactures and sells direct current, or DC, power systems, lithium battery powered hybrid solar systems for applications in the telecommunications market and, in other markets, including military, electric vehicle charging, cogeneration, distributed power and uninterruptable power supply. Within the telecommunications market, Polar’s systems provide reliable and low-cost energy for applications for off-grid and bad-grid applications with critical power needs that cannot be without power in the event of utility grid failure. For more information, please visit www.polarpower.com. or follow us on www.linkedin.com/company/polar-power-inc/

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. With the exception of historical information, the matters discussed in this press release including, without limitation, Polar Power’s belief that it is only starting to see the positive impact of its investments in production equipment and inventory and that such investments will provide Polar Power with additional flexibility to achieve higher margins; Polar Power’s belief that its products, which are lower in weight and smaller in size than comparable AC generators is a tipping point in favor of Polar Power’s DC generators; Polar Power’s belief that its business from domestic Tier-1 telecom customers is still in the early stages of a multiyear expansion cycle; Polar power’s belief that the telecom industry’s rollout of 5G technology will exponentially expand the use of data and video streaming services thereby requiring robust backup systems; and Polar Power’s belief that it is at the beginning of becoming a diversified global company are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Polar Power could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse domestic and foreign economic and market conditions, including demand for DC power systems; trade tariffs on raw materials; changes in domestic and foreign governmental regulations and policies; and other events, factors and risks. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

Media and Investor Relations:
Integra Investor Relations
Shawn M. Severson
+1 415-233-7094
info@integra-ir.com
@Integra IR
www.integra-ir.com

Company Contact:

Polar Power, Inc.

249 E. Gardena Blvd.

Gardena, CA 90248

Tel: 310-830-9153

ir@polarpowerinc.com

www.polarpower.com

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POLAR POWER, INC.
BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents (including restricted cash $1,002,683 at December 31, 2018)	$5,430,916	$5,640,078
Accounts receivable	5,900,897	7,726,919
Inventories, net	12,125,062	8,471,769
Prepaid expenses	1,170,164	468,666
Refundable income taxes	231,444	715,916
Total current assets	24,858,483	23,023,348

Operating lease right-of-use assets, net	2,490,784	-
Property and equipment, net	2,117,906	2,122,757
Deposits	94,001	94,001
Total assets	$29,561,174	$25,240,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,367,138	$1,066,415
Customer deposits	244,101	79,184
Accrued expenses and other current liabilities	1,121,608	504,559
Current portion of operating lease liabilities	562,126	-
Current portion of notes payable	278,465	283,388
Total current liabilities	3,573,438	1,933,546

Operating lease liabilities, net of current portion	1,975,459	-
Notes payable, net of current portion	834,878	924,539

Total liabilities	6,383,775	2,858,085

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 50,000,000 shares authorized, 10,143,158 shares issued and outstanding	1,014	1,014
Additional paid-in capital	19,736,314	19,578,426
Retained earnings	3,440,071	2,802,581
Total stockholders’ equity	23,177,399	22,382,021

Total liabilities and stockholders’ equity	$29,561,174	$25,240,106

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POLAR POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Sales	$9,236,548	$5,815,775	$16,983,333	$10,687,687
Cost of Sales	6,274,404	3,753,586	11,629,164	7,141,860
Gross Profit	2,962,144	2,062,189	5,354,169	3,545,827

Operating Expenses
Sales and marketing	695,438	639,832	1,325,472	1,250,169
Research and development	541,380	336,580	1,103,650	800,681
General and administrative	1,152,748	847,517	2,274,244	1,584,034
Total operating expenses	2,389,566	1,823,929	4,703,366	3,634,884

Income (loss) from operations	572,578	238,260	650,803	(89,057)

Other (expenses) income
Interest expense	(10,012)	(2,394)	(20,713)	(5,404)
Other income (expense)	4,221	(12,425)	7,400	(900)
Total other (expenses) income, net	(5,791)	(14,819)	(13,313)	(6,304)

Income (loss) before income taxes	566,787	223,441	637,490	(95,361)
Net income (loss)	$566,787	$223,441	$637,490	$(95,361)

Net income (loss) per share – basic and diluted	$0.06	$0.02	$0.06	$(0.01)
Weighted average shares outstanding, basic and diluted	10,143,158	10,143,158	10,143,158	10,143,158

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POLAR POWER, INC.
STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$637,490	$(95,361)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Fair value of vested stock options	157,888	128,383
Depreciation and amortization	295,221	154,947
Amortization of operating lease right-of-use asset	239,282	-
Changes in operating assets and liabilities
Accounts receivable	1,826,022	(1,173,814)
Inventories	(3,653,293)	(797,992)
Prepaid expenses	(815,385)	(298,929)
Deposits	-	(26,705)
Refundable income taxes	484,472	-
Accounts payable	300,723	(346,997)
Customer deposits	164,917	158,124
Accrued expenses and other current liabilities	647,358	4,616
Decrease in lease liability	(222,790)	-
Net cash provided (used) by operating activities	61,905	(2,293,728)

Cash flows from investing activities:
Acquisition of property and equipment	(176,483)	(138,821)
Net cash used in investing activities	(176,483)	(138,821)

Cash flows from financing activities:
Repayment of notes	(94,584)	(54,578)
Net cash used in financing activities	(94,584)	(54,578)

Decrease in cash and cash equivalents	(209,162)	(2,487,127)
Cash and cash equivalents, beginning of period	5,640,078	14,201,163
Cash and cash equivalents, end of period	$5,430,916	$11,714,036

SUPPLEMENTAL NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Initial recognition of operating lease right-of-use assets and
operating lease obligations upon adoption of ASC Topic 842	$2,847,495	$-
Reclassification of prepaid expenses to property and equipment	$113,887	$-

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